EXHIBIT 5

                               HUNTON & WILLIAMS
                              951 East Byrd Street
                          Riverfront Plaza, East Tower
                               Richmond, VA 23219




                                February 24, 1999

Board of Directors
United Dominion Realty Trust, Inc.
10 South 6th Street
Richmond, Virginia 23219-3802

                       Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with its registration under the Securities Act of 1993 of up to 130,416 shares of its common stock (the "Shares"), which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         2. The Shares have been duly authorized, and when the Shares are offered and sold as described in the Registration Statement, they will be legally issued fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                   Very truly yours,

                                   /s/Hunton & Williams